FOR IMMEDIATE RELEASE

ICONIX BRAND GROUP, INC. REPORTS RECORD EARNINGS FOR THE SECOND QUARTER 2008

• Q2 revenue of $51.7 million compared to $39.1 million in the prior year
• Q2 EBITDA of $35.2 million compared to $31.2 million in the prior year
• Q2 diluted EPS of $0.27 versus $0.24 in the prior year
• Free cash flow of $26.3 million for Q2 and $58.9 million for year to date 2008

NEW YORK, New York—August 5, 2008 - Iconix Brand Group, Inc. (NASDAQ: ICON) (“Iconix” or the “Company”), today announced financial results for the second quarter ended June 30, 2008.

Q2 2008 results:

Revenue for the second quarter of 2008 increased 32% to $51.7 million, as compared to approximately $39.1 million in the second quarter of 2007. EBITDA for the second quarter increased 13% to approximately $35.2 million, as compared to approximately $31.2 million in the prior year quarter and free cash flow for the quarter increased to approximately $26.3 million, as compared to approximately $25.8 million in the prior year quarter. Net income for the second quarter increased 11% to approximately $16.5 million, as compared to $14.8 million the prior year quarter and GAAP diluted earnings per share increased to $0.27 versus $0.24 in the prior year quarter. EBITDA and free cash flow are non-GAAP metrics and reconciliation tables for both are attached to this press release.

Six months ended June 30, 2008:

Revenue for the six months ended June 30, 2008 increased 54% to approximately $107.4 million as compared to approximately $69.9 million in the prior year six month period. EBITDA for the six month period increased 36% to approximately $73.9 million as compared to approximately $54.6 million in the prior year, and free cash flow increased to approximately $58.9 million as compared to approximately $47.4 million in the prior year. Net income for the six month period increased 26% to $34.7 million as compared to approximately $27.5 million in the prior year and GAAP diluted earnings per share increased to $0.57 versus $0.45 in the prior year.

Neil Cole, Chairman and CEO of Iconix Brand Group, Inc. commented, “I am pleased with our results in what has been a challenging retail and economic environment and I am confident that we will continue to execute our plan for the remainder of the year. We are excited about our growth initiatives for 2009, which include all three of our Wal-Mart brands, OP, STARTER and DANSKIN NOW, and the CANNON launch at Sears and Kmart. Longer-term we will have growth from a number of international initiatives that we are working on. While we have taken acquisition revenue out of our guidance it remains an important part of our growth strategy and we believe we will continue to acquire additional iconic brands.”

2008 Guidance:

The Company is forecasting free cash flow for 2008 to be in a range of $116 million to $119 million. The Company is reaffirming its previously issued 2008 guidance of revenue in a range of $215 million to $220 million and diluted earnings per share of between $1.15 and $1.20. This guidance relates to the existing portfolio of brands only and includes no revenue assumption from acquisitions.

Iconix Brand Group Inc. (Nasdaq: ICON) owns, licenses and markets a growing portfolio of consumer brands including CANDIE'S (R), BONGO (R), BADGLEY MISCHKA (R), JOE BOXER (R) RAMPAGE (R) MUDD (R), LONDON FOG (R), MOSSIMO (R) OCEAN PACIFIC(R), DANSKIN (R) ROCA WEAR(R), CANNON (R), ROYAL VELVET (R), FIELDCREST (R), CHARISMA (R) and STARTER (R). The Company licenses it brands to a network of leading retailers and manufacturers that touch every major segment of retail distribution from the luxury market to the mass market in both the U.S. and around the world. Iconix, through its in-house advertising, promotion and public relations agency, markets its brands to continually drive greater consumer awareness and equity.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995. The statements that are not historical facts contained in this press release are forward looking statements that involve a number of known and unknown risks, uncertainties and other factors, all of which are difficult or impossible to predict and many of which are beyond the control of the Company, which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements. Such factors include, but are not limited to, uncertainty regarding the results of the Company's acquisition of additional licenses, continued market acceptance of current products and the ability to successfully develop and market new products particularly in light of rapidly changing fashion trends, the impact of supply and manufacturing constraints or difficulties relating to the Company's licensees' dependence on foreign manufacturers and suppliers, uncertainties relating to customer plans and commitments, the ability of licensees to successfully market and sell branded products, competition, uncertainties relating to economic conditions in the markets in which the Company operates, the ability to hire and retain key personnel, the ability to obtain capital if required, the risks of litigation and regulatory proceedings, the risks of uncertainty of trademark protection, the uncertainty of marketing and licensing acquired trademarks and other risks detailed in the Company's SEC filings. The words "believe", "anticipate," "expect", "confident", “will”, "project", “provide” "guidance" and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward looking statements, which speak only as of the date the statement was made.

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Contact Information:

David Conn
Executive Vice President
Iconix Brand Group
212.730.0030

Joseph Teklits
Integrated Corporate Relations
203.682.8200

Iconix Brand Group, Inc. and Subsidiaries

Condensed Consolidated Income Statements - (Unaudited)
(in thousands, except earnings per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007

Licensing revenue	$51,700	$39,071	$107,367	$69,912

Selling, general and administrative expenses	18,320	9,011	37,031	16,730
Special charges	195	331	386	1,094

Operating income	33,185	29,729	69,950	52,088

Other expenses:
Interest expense - net	7,615	6,913	16,171	9,535

Income before income taxes	25,570	22,816	53,779	42,553

Provision for income taxes	9,114	8,027	19,079	15,017

Net income	$16,456	$14,789	$34,700	$27,536

Earnings per share:
Basic	$0.29	$0.26	$0.60	$0.49

Diluted	$0.27	$0.24	$0.57	$0.45

Weighted average number of common shares outstanding:
Basic	57,719	56,625	57,572	56,451

Diluted	61,279	61,364	61,315	61,241

Selected Balance Sheet Items:	6/30/2008	12/31/2007
	(Unaudited)	(Audited)
Total Assets	$1,356,001	$1,336,130
Total Liabilities	$781,411	$808,210
Stockholders' Equity	$574,590	$527,920

The following table details unaudited reconciliations from non-GAAP amounts to U.S. GAAP and effects of these items:
(in thousands)

	Three months ended		Six months ended
	June 30,	June 30,	June 30,	June 30,
	2008	2007	2008	2007

EBITDA (1)	$35,188	$31,249	$73,941	$54,554

Reconciliation of EBITDA:
Net Income	16,456	14,789	34,700	27,536
Add: Provision for income taxes	9,114	8,027	19,079	15,017
Net Income before taxes	25,570	22,816	53,779	42,553
Add: Net interest expense	7,615	6,913	16,171	9,535
Add: Depreciation and amortization of certain intangibles	2,003	1,520	3,991	2,466

EBITDA	$35,188	$31,249	$73,941	$54,554

(1)
EBITDA, a non-GAAP financial measure, represents income before income taxes, interest, depreciation and amortization expenses. The Company believes EBITDA provides additional information for determining its ability to meet future debt service requirements, investing and capital expenditures.

Historical Free Cash Flow (2)	$26,288	$25,790	$58,868	$47,432

Reconciliation of Free Cash Flow:
Net Income	16,456	14,789	34,700	27,536
Add: Depreciation, amortization of trademarks and	5,078	2,974	10,087	4,919
finance fees, non cash compensation expense, and
bad debt expense.
Add: Non-cash income taxes	8,441	8,027	18,206	15,017
Less: Capital expenditures	(3,687)	-	(4,125)	(40)

Historical Free Cash Flow	$26,288	$25,790	$58,868	$47,432

	Year Ended Dec 31, 2008
	Low-end	High-end
2008 Forecasted Free Cash Flow (2)	$116,000	$119,000

Reconciliation of Free Cash Flow:
Net Income	71,000	74,000
Add: Depreciation, amortization of trademarks and
finance fees, non cash compensation expense,
bad debt expense and non-cash income taxes	50,000	50,000
Less: Capital expenditures	(5,000)	(5,000)

2008 Forecasted Free Cash Flow	$116,000	$119,000

(2)
Free Cash Flow, a non-GAAP financial measure, represents net income before depreciation, amortization, non cash compensation expense, bad debt expense, adds back the non-cash income taxes and deducts capital expenditures. The Free Cash Flow excludes any changes in Balance Sheet items. The Company believes Free Cash Flow is useful in evaluating its financial condition because it is representative of cash flow from operations that is available for repaying debt, investing and capital expenditures.